As filed with the Securities and Exchange Commission on April 26, 2024

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXAS INSTRUMENTS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware		75-0289970
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

12500 TI Boulevard Dallas, Texas 75243
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Texas Instruments 2024 Long-Term Incentive Plan

(Full Title of the Plan)

Cynthia Hoff Trochu

Senior Vice President, Secretary and General Counsel

Texas Instruments Incorporated

12500 TI Boulevard    P.O. Box 660199

Dallas, Texas 75265-0199

(Name and address of agent for service)

(214) 479-3773

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as field with the Commission on April 24, 2024, and the Company’s Current Reports on Form 8-K dated January 12, 2024, February 8, 2024, and February 20, 2024; and

(c)	The description of the Company’s capital stock which is contained in the Company’s Registration Statements on Form 8-A, dated December 15, 2011 (Commission File No. 001-03761) including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”), at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as the director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect to any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper.

To the extent that any such person succeeds on the merits or otherwise, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court and if such person is a director or officer at the time of such determination, is made by the directors of the corporation by a majority vote of the directors not party to such an action, suit or proceeding even though less than a quorum, by a committee of such directors designated by a majority vote of such directors even though less than a quorum, or, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt, in the case of officers and directors, of undertakings to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in this section. A corporation may purchase indemnity insurance.

The above-described indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

Article VI of the Company’s By-laws provides that the Company shall indemnify its officers and directors for such expenses, judgments, fines and amounts paid in settlement to the full extent permitted by the laws of the State of Delaware.

Section 102(b)(7) of the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Company’s Restated Certificate of Incorporation contains such a provision.

Under insurance policies of the Company, directors and officers of the Company may be indemnified against certain losses arising from certain claims, including claims under the Securities Act, which may be made against such persons by reason of their being such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Registrant, dated April 18, 1985, as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on February 24, 2015).
3.2	By-laws of the Registrant (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 26, 2022).
5.1*	Opinion of Davis Polk & Wardwell LLP.

23.1*	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included in the signature pages hereto).

99.1*	Texas Instruments 2024 Long-Term Incentive Plan.

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on April 26, 2024.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Rafael R. Lizardi
Rafael R. Lizardi
Senior Vice President and Chief Financial Officer

Exhibit 24.1

POWER OF ATTORNEY

The undersigned directors and officers of Texas Instruments Incorporated hereby constitute and appoint each of Haviv Ilan, Rafael R. Lizardi, Julie C. Knecht and Cynthia Hoff Trochu, as his or her true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), as amended) and any and all applications and other documents to be filed with the Securities and Exchange Commission, pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on the dates indicated.

Signature	Title	Date

/s/ Haviv Ilan Haviv Ilan	Director, President and Chief Executive Officer	April 26, 2024

/s/ Rafael R. Lizardi Rafael R. Lizardi	Senior Vice President and Chief Financial Officer	April 26, 2024

/s/ Julie C. Knecht Julie C. Knecht	Vice President and Chief Accounting Officer	April 26, 2024

/s/ Richard K. Templeton Richard K. Templeton	Director and Chairman of the Board	April 26, 2024

/s/ Mark A. Blinn Mark A. Blinn	Director	April 26, 2024

/s/ Todd M. Bluedorn Todd M. Bluedorn	Director	April 26, 2024

/s/ Janet F. Clark Janet F. Clark	Director	April 26, 2024

/s/ Carrie S. Cox Carrie S. Cox	Director	April 26, 2024

/s/ Martin S. Craighead Martin S. Craighead	Director	April 26, 2024

/s/ Reginald DesRoches Reginald DesRoches	Director	April 26, 2024

/s/ Curtis C. Farmer Curtis C. Farmer	Director	April 26, 2024

/s/ Jean M. Hobby Jean M. Hobby	Director	April 26, 2024

/s/ Ronald Kirk Ronald Kirk	Director	April 26, 2024

/s/ Pamela H. Patsley Pamela H. Patsley	Director	April 26, 2024

/s/ Robert E. Sanchez Robert E. Sanchez	Director	April 26, 2024